Exhibit 3.21

Date Filed: 12/19/2003 958:00 AM Effective: 1/1/2004
Elaine F. Marshall
North Carolina Secretary of State C200335300006

State of North Carolina

Department of the Secretary of State

ARTICLES OF ORGANIZATION

INCLUDING ARTICLES OF CONVERSION

Pursuant to § 57C-2-2 1, 57C-9A-01 and 57C-9A,,03 of the General Statutes of North Carolina, the undersigned converting business entity does hereby submit these Articles of Organization Including Articles of Conversion for the purpose of forming a limited liability company.

1.	The .name of the limited liability company is: ADESA Charlotte, LLC. The limited liability company is being formed pursuant to .a conversion another business entity.

2.	The name of the converting business entity is: ADESA- Charlotte. Inc and the organization and internal affairs of the converting business entity the state or country of North Carolina. A plan conversion has been approved by the- convening business entity as required by law.

3.	The converting business entity is a (check one): ☒ domestic corporation; ☐ foreign corporation; ☐ foreign limited liability company; ☐ domestic limited partnership; ☐ foreign limited partnership; ☐ domestic registered limited liability partnership; ☐ foreign limited liability partnership; or ☐ other partnership as defined in G.S. 59-36, whether or not formed under the laws of North Carolina.

4.	If the limited liability company is to dissolve by a specific date, the latest date on which the limited. liability company is to dissolve: (If no date for dissolution is specified there shall be no limit on the duration of the limited liability company.) no limit on duration

5.	The name and address of each person executing these articles of organization is as follows: (State whether each person is executing these articles of organization in the capacity of a member, organizer or both).

Karen C. Turner, Organizer
310 E. 96th Street, Ste. 400
Indianapolis, IN 48240

6.	The street address and county of the initial registered office of the limited liability company is: Number and Street 225 Hillsborough Street City, State, Zip Code Raleigh, North Carolina, 27603 County Wake

7.	The mailing address, if different from the street address, of the initial registered office is:

8.	The name of the initial registered agent is: CT Corporation System

CORPORATIONS DIVISION	P.O. BOX 29622	RALEIGH, NC 27626-0622
(Revised January 2002)		(Form L-01A)

9.	Principal office information: (Select either a or b.)

a.	☒ The limited liability company ha a principal office.

•	The street address and county of the principal office of the limited liability company is:

Number and Street 910 E. 96th Street, Suite 400

City, State, Zip Code Indianapolis. IN 46240 County Hamilton

•	The mailing address, if different from the street address, of the principal office of the limited liability company is:

b.	☐ The limited liability company does not have a principal office.

10.	Check one of the following:

☐ (i) Member-managed LLC: all members by virtue of their status as members shall be managers of this limited liability company.

☐ (ii) Manager-managed LLC: except as provided by N.C.G.S. Section 57C-3-20(a), the members of this limited liability company shall not be managers by virtue of their status as members.

11.	Any other provisions which the limited liability company elects to include are attached.

12.	These articles will be effective upon filing, unless a date and/or time is specified:

January 1, 2004, 12:01 a.m.

This is the 18th day of December, 2003.

/s/ Karen C. Turner
Signature

Karen C. Turner. Organizer
Type or Print Name and Title

NOTES:

1.	Filing fee is $125. This document must be filed with the Secretary of State.

CORPORATIONS DIVISION	P.O. BOX 29622	RALEIGH, NC 27626-0622
(Revised January 2002)		(Form L-01A)